EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Forms F-10, F-4 and S-4 of Angiotech Pharmaceuticals, Inc. and the other registrants listed thereon, of our report dated February 20, 2006 except for Notes 2, 13, 20 and 22, as to which the date is October 23, 2006, relating to the financial statements of American Medical Instruments Holdings, Inc. and Subsidiaries, which appears in Angiotech Pharmaceuticals, Inc.’s filing on Form 6-K on October 24, 2006. We also consent to the references to us under the heading “Independent Accountants”.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 24, 2006